Exhibit 99.1

INVESTOR
Immediate	MEDIA:	RELATIONS:
	Jim Fitzwater	Eric Norris
	(215) 299-6633	(215) 299-6538

FMC Corporation Announces First Quarter 2005 Results

PHILADELPHIA, May 2, 2005 — FMC Corporation (NYSE: FMC) today reported first quarter 2005 net income of $64.5 million or $1.67 per diluted share as compared with net income of $5.5 million or $0.15 per diluted share in the first quarter of 2004. The Company recorded an after-tax gain in the quarter of $0.56 per share related primarily to the sale of real estate, net of restructuring and other income and charges, versus an after-tax charge of $0.23 per share in the prior-year quarter due to restructuring and other charges. Excluding these items, the company earned $1.11 per share in the first quarter 2005 versus $0.38 in the first quarter 2004. First quarter revenue of $552.4 million was up 9 percent as compared with $505.7 million in the year-earlier quarter.

According to William G. Walter, FMC chairman, president and chief executive officer: “The year is off to a very good start with strong first quarter performance across all our businesses. Industrial Chemicals is enjoying significant leverage from one of the best pricing environments since the mid-1990s, particularly in soda ash. In Agricultural Products, the benefits of our focused strategy coupled with increases in planted acreage and strong pest pressures in Brazil resulted in another outstanding quarter. Our Specialty Chemicals business generated solid earnings growth driven by higher selling prices and improved productivity in the face of continued, high raw material costs. Our net debt decreased, even with the seasonal working capital build for Agricultural Products, thanks in part to the sale of a portion of our San Jose, Calif,. property.”

- more -

Page 2/FMC Announces First Quarter Results

Revenue in Agricultural Products was $198.1 million, an increase of 14 percent from the prior-year quarter. The majority of the increase resulted from higher insecticide sales in Brazil, particularly in cotton, due to increases in planted acreage and strong pest pressures. As expected, sales in North America also increased as a result of a shift in sales from the fourth quarter of the prior year to the current quarter. Segment earnings before interest and taxes (“segment earnings”) of $33.6 million were up 71 percent versus the first quarter of 2004 due to higher sales, improved mix and continued manufacturing productivity improvements.

Revenue in Specialty Chemicals was $136.8 million, an increase of 2 percent versus the prior-year quarter. Sales in the BioPolymer business were relatively flat as increased demand in food ingredients was offset by the timing of demand in both the pharmaceutical and personal care markets. Higher sales in the lithium business benefited from strong demand in the polymer market and the timing of sales in the pharmaceutical synthesis market. Segment earnings of $28.4 million were up 15 percent from the first quarter of 2004 due to improved selling prices, lower overhead costs and favorable foreign currency translation, partially offset by increased raw material costs.

Revenue in Industrial Chemicals was $218.4 million, an increase of 10 percent from the prior-year quarter. The alkali business accounted for the majority of the increase due to significant improvement in both domestic and export soda ash selling prices. Foret benefited from increased selling prices in phosphates and hydrogen peroxide as well as favorable foreign currency translation, partially offset by lower bleacher sales in the detergent market. Domestic peroxygens sales were up slightly due to higher volumes and selling prices for hydrogen peroxide, partially offset by lower persulfate sales. Segment earnings of $21.6 million more than tripled versus the first quarter of 2004 due largely to the benefit of higher selling prices throughout the segment and lower costs at the Astaris joint venture, offset in part by higher raw material, freight and energy costs.

- more -

Page 3/ FMC Announces First Quarter Results

Corporate expense of $11.2 million was up $1.9 million versus the first quarter of 2004 primarily due to higher expense associated with Sarbanes-Oxley Section 404 compliance. Interest expense, net, was $17.0 million, down from $20.4 million in the prior-year period due to lower interest rates and debt levels. On March 31, 2005, gross consolidated debt was $909.6 million, and debt, net of cash, was $680.3 million. For the quarter, depreciation and amortization was $34.6 million, and capital expenditures were $13.9 million.

Outlook

Regarding outlook and guidance for 2005, Walter said: “With our strong first quarter performance, we have raised our full-year earnings outlook for 2005, before restructuring and other income and charges, to $4.15—$4.30 per diluted share. This implies an outlook for the remaining nine months of 2005 that is unchanged from our January outlook. The benefit of higher selling prices in the soda ash export market is expected to be largely offset by higher energy, freight and raw material costs.”

Walter added: “As discussed in our January conference call, the primary drivers of second quarter earnings will be continued strong, year-over-year earnings growth in Industrial Chemicals, partially offset by moderately lower earnings in Agricultural Products as a result of lower prices from generic competition in North America. For the second quarter, we expect earnings before restructuring and other income and charges of between $1.15 and $1.25 per diluted share.”

- more -

Page 4/FMC Announces First Quarter Results

FMC will conduct its first quarter conference call at 11:00 a.m. EDT on May 3, 2005. This event will be available live and as a replay on the web at http://ir.fmc.com. Prior to the conference call, the Company will also provide supplemental information on the web including: details on the 2005 earnings outlook, available on the Conference Call page; reconciliations of non-GAAP figures to the nearest available GAAP term, also available on the Conference Call page; and definitions of non-GAAP terms, located in the Glossary of Financial Terms.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

#  #  #

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenue	$552.4	$505.7
Costs of sales and services	390.2	377.6
Selling, general and administrative expenses	65.5	64.9
Research and development expenses	24.6	23.9
Restructuring and other charges	3.3	1.3

Total costs and expenses	483.6	467.7

Income from operations	68.8	38.0
Equity in (earnings) loss of affiliates	(4.3)	9.7
Minority interests	1.3	0.7
Interest expense, net	17.0	20.4

Income from continuing operations before income taxes	54.8	7.2
Provision (benefit) for income taxes	19.3	(0.1)

Income from continuing operations	35.5	7.3
Discontinued operations, net of income taxes	29.0	(1.8)

Net income	$64.5	$5.5

Basic earnings (loss) per common share:
Continuing operations	$0.95	$0.20
Discontinued operations	0.78	(0.05)

Basic earnings per common share	$1.73	$0.15

Average number of shares used in basic earnings per share computations	37.2	35.5

Diluted earnings (loss) per common share:
Continuing operations	$0.92	$0.20
Discontinued operations	0.75	(0.05)

Diluted earnings per common share	$1.67	$0.15

Average number of shares used in diluted earnings per share computations	38.7	36.4

Other Data:
Capital expenditures	$13.9	$13.3
Depreciation and amortization	$34.6	$33.2

Attachment 1 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Revenue	$552.4	$505.7
Costs of sales and services	390.2	377.6
Selling, general and administrative expenses	65.5	64.9
Research and development expenses	24.6	23.9

Total costs and expenses	480.3	466.4
Income from operations	72.1	39.3
Equity in (earnings) loss of affiliates	(3.3)	0.2
Minority interests	1.3	0.7
Interest expense, net	17.0	20.4

Income from continuing operations before income taxes, excluding restructuring and other income and charges	57.1	18.0
Provision for income taxes	14.3	4.1

After-tax income from continuing operations, excluding restructuring and other income and charges	$42.8	$13.9

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.15	$0.39

Average number of shares used in basic after-tax income per share computations	37.2	35.5

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges	$1.11	$0.38

Average number of shares used in diluted after-tax income per share computations	38.7	36.4

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

See attachment 3 of 6 for the reconciliation of Non-GAAP financial measures to GAAP financial results.

Attachment 2 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS, EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended March 31,
	2005	2004
Net income (GAAP)	$64.5	$5.5
Discontinued operations, net of income taxes	(29.0)	1.8
Restructuring and other charges, before tax *	2.3	10.8
Tax effect of restructuring and other charges	(0.9)	(4.2)
Tax adjustments**	5.9	—

After-tax income from continuing operations, excluding restructuring and other income and charges (Non-GAAP)	$42.8	$13.9

Diluted earnings per common share (GAAP)	$1.67	$0.15
Discontinued operations per diluted share	(0.75)	0.05
Restructuring and other charges per diluted share, before tax	0.06	0.30
Tax effect of restructuring and other charges per diluted share	(0.02)	(0.12)
Tax adjustments per diluted share	0.15	—

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges (Non-GAAP)	$1.11	$0.38

Average number of shares used in diluted after-tax income from continuing operations per share computations	38.7	36.4

*	Restructuring and other charges includes FMC’s share of charges recorded by Astaris, LLC, the phosphorous joint venture. Included in “Equity in (earnings) loss of affiliates” was $1.0 million of income, before tax, for the three months ended March 31, 2005 and $9.5 million of charges, before tax, for the three months ended March 31, 2004. Income for the three months ended March 31, 2005 represents adjustments to liabilities related to restructuring and other charges recorded by Astaris, LLC

**	Tax adjustments represent adjustments to income tax liabilities related to foreign intercompany dividends and foreign earnings tax rates.

Attachment 3 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended March 31,
	2005	2004
Revenue
Agricultural Products	$198.1	$173.4
Specialty Chemicals	136.8	134.7
Industrial Chemicals	218.4	198.3
Eliminations	(0.9)	(0.7)

	$552.4	$505.7

Income from continuing operations before income taxes
Agricultural Products	$33.6	$19.7
Specialty Chemicals	28.4	24.6
Industrial Chemicals	21.6	6.7
Eliminations	0.3	—

Segment operating profit	83.9	51.0
Corporate	(11.2)	(9.3)
Other income (expense), net	1.6	(2.8)

Operating profit from continuing operations before restructuring and other charges, interest expense, net, and affiliate interest expense	74.3	38.9
Restructuring and other charges (a)	(2.3)	(10.8)
Interest expense, net	(17.0)	(20.4)
Affiliate interest expense (b)	(0.2)	(0.5)

Income from continuing operations before income taxes	$54.8	$7.2

(a)	Restructuring and other charges for the three months ended March 31, 2005 related to Industrial Chemicals ($1.0 million-income), Specialty Chemicals ($1.1 million) and Agricultural Products ($2.2 million). Restructuring and other charges for the three months ended March 31, 2004 related to Industrial Chemicals ($9.5 million), Agricultural Products ($0.8 million), and Specialty Chemicals ($0.5 million).

(b)	FMC’s share of interest expense of the phosphorus joint venture. The equity in (earnings) loss of the phosphorus joint venture is included in Industrial Chemicals.

Attachment 4 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	March 31, 2005	December 31, 2004
Cash and cash equivalents	$229.3	$212.4
Restricted cash	—	9.7
Trade receivables, net	564.8	479.7
Inventories	202.9	217.5
Other current assets	120.4	128.8
Deferred income taxes	8.6	24.6

Total current assets	1,126.0	1,072.7
Property, plant and equipment, net	1,076.7	1,111.9
Goodwill	162.1	169.8
Deferred income taxes	433.5	448.6
Other long - term assets	171.8	175.4

Total assets	$2,970.1	$2,978.4

Short - term debt	$19.7	$30.2
Current portion of long - term debt	70.8	70.8
Accounts payable, trade and other	279.8	342.9
Guarantees of vendor financing	75.6	70.1
Accrued pensions and other post-retirement benefits, current	12.2	12.2
Other current liabilities	296.8	293.9

Total current liabilities	754.9	820.1
Long-term debt	819.1	822.2
Long-term liabilities	453.1	459.9
Stockholders’ equity	943.0	876.2

Total liabilities and stockholders’ equity	$2,970.1	$2,978.4

Attachment 5 of 6

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in millions)

	Three months ended March 31,
	2005	2004
Cash required by operating activities	$(24.5)	$(57.9)

Cash provided (required) by discontinued operations	48.6	(6.5)

Cash provided (required) by investing activities:
Capital expenditures	(13.9)	(13.3)
Other investing activities	4.8	1.3

	(9.1)	(12.0)

Cash provided (required) by financing activities:
Net borrowings under committed credit facilities	—	67.0
Increase (decrease) in short-term debt	(10.5)	9.0
Net decrease in restricted cash	9.7	0.2
Repayment of long-term debt	(2.7)	(4.5)
Other financing activities	13.0	14.3

	9.5	86.0

Effect of exchange rate changes on cash	(7.6)	(1.5)

Increase in cash and cash equivalents	16.9	8.1
Cash and cash equivalents, beginning of year	212.4	57.0

Cash and cash equivalents, end of period	$229.3	$65.1

Attachment 6 of 6